Exhibit 99.1

Cathay General Bancorp Announces Retirement of Pin Tai and Appointment of Chang M. Liu as CEO and President

LOS ANGELES, July 16, 2020 /PRNewswire/ -- Cathay General Bancorp (the "Company", Nasdaq: CATY), the holding company for Cathay Bank (the "Bank"), announced that Pin Tai, in accordance with his previously disclosed employment agreement, will retire from his position as Chief Executive Officer ("CEO") of the Company and Cathay Bank and resign as a member of the Board of Directors of the Company and Cathay Bank, effective September 30, 2020. Mr. Tai will remain with Cathay Bank as an executive advisor through September 30, 2021, supporting the transition, in accordance with his previously disclosed consulting agreement.

In accordance with the Company's succession plan, the Boards of Directors of the Company and of Cathay Bank appointed Chang M. Liu as CEO and President of the Company and as CEO of Cathay Bank, effective October 1, 2020. Mr. Liu is currently the President and Chief Operating Officer of Cathay Bank and is a member of the Board of Directors of Cathay Bank. Mr. Liu also will continue serving as President and a director of Cathay Bank, and will be appointed a member of the Board of Directors of the Company, effective October 1, 2020.

"It has been an honor and a privilege to have served and led the Company," Mr. Tai said. "At the time I joined the Bank in 1999, Cathay was about $1.8 billion in asset size with limited presence in the East Coast. As of June 30, 2020, we are more than $19 billion strong in assets, with 61 branches across nine states in the U.S., one branch in Hong Kong, as well as representative offices in Beijing, Shanghai, and Taipei. I am incredibly proud of the Company that we have built and believe Chang is the right person to lead us into the next chapter. I wish Chang all the best in his new role. I am confident that Cathay's legacy of unwavering commitment to deliver exceptional customer experience and stockholder value will continue under his leadership."

"I am humbled by this opportunity and excited to serve and lead the Company going forward," said Mr. Liu. "I have a deep respect for the work my predecessors have done in positioning the Company for future growth. I look forward to continuing to build on this strong foundation. I am committed to working closely with the board, and our seasoned executive team to continue to innovate our services while unlocking future growth opportunities."

"The Board of Directors thanks Pin for his leadership and dedicated service to the Company." said, Dunson K. Cheng, the Company's and Cathay Bank's Executive Chairman. "We appreciate Pin's efforts in achieving both record revenue and earnings for the Company during his tenure. Chang's expertise in banking and deep understanding of the Company's business, culture and people is just what we need to capitalize on the many opportunities the future holds. We look forward to working with him."

Under Mr. Tai's leadership, the Company has experienced significant growth, which included establishing additional branches in California and elsewhere, and the successful completion of the merger with Far East National Bank that expanded its geographic presence. Mr. Tai was instrumental in the development of the Company's East Coast footprint and, under his direction while serving as the Chief Lending Officer, the Company's lending divisions have been enhanced to capture greater market share.

Chang M. Liu is currently the President and Chief Operating Officer of Cathay Bank and serves as a member on its Board of Directors. Mr. Liu joined Cathay Bank in 2014 as Senior Vice President and Assistant Chief Lending Officer. He was promoted to Deputy Chief Lending Officer in 2015 and then in 2016 became the Executive Vice President and Chief Lending Officer. In February 2019, Chang was appointed as Chief Operating Officer, followed by the appointment as President when he joined as a member of the Board of Directors of Cathay Bank in October 2019. Mr. Liu has over 30 years of banking experience. Prior to joining Cathay Bank, Mr. Liu was the Executive Vice President and Chief Lending Officer at Pacific Trust Bank, the Senior Vice President of the Special Assets Group at U.S. Bank, and the Senior Vice President of the Commercial Real Estate Group at California National Bank.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, New Jersey, and Hong Kong, and a representative office in Beijing, Shanghai and Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

CONTACT: Heng W. Chen, (626) 279-3652